Exhibit 4.1

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

This Amendment No. 2 to Rights Agreement (this “Amendment”) is dated as of October 30, 2013 and effective as of October 29, 2013 (the “ Effective Date “) and amends the Rights Agreement, dated as of July 19, 2011 and effective as of July 18, 2011, as amended, between Breeze-Eastern Corporation, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. as Rights Agent (the “ Rights Agent “). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Rights Agreement.

WHEREAS, on October 29, 2013, the Board determined it is in the best interests of the Company and its shareholders to amend the Rights Agreement on the terms set forth herein;

WHEREAS, Section 27 of the Rights Agreement provides that, at any time before any Person becomes an Acquiring Person, the Company, by action of the Board, may amend the Rights Agreement without the approval of any holders of Rights;

WHEREAS, as of the date of this Amendment, no Person has become an Acquiring Person;

WHEREAS, the Board has determined that it is in the best interest of the Company to amend the Rights Agreement to increase the threshold by which a Person becomes an Acquiring Person from 12.5% to 15%;

WHEREAS, the Company has directed the Rights Agent to amend the Rights Agreement as set forth herein, pursuant to Section 27 of the Rights Agreement.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledged, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

1.	Section 1(a) of the Rights Agreement is hereby amended in its entirety as follows:

(a) “Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company, or any Person holding shares of Common Stock for or pursuant to the terms of any such plan to the extent, and only to the extent, of such shares of Common Stock so held, or (iv) an Exempted Person. Notwithstanding anything in this definition of “Acquiring Person” to the contrary:

(i) no Person shall become an “Acquiring Person” as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares of Common Stock outstanding, increases the percentage of the shares of Common Stock beneficially owned by such Person, together with all Affiliates and Associates of such Person, to 15% or more of the shares of Common Stock of the Company then outstanding; provided, however, that if a Person, together with all Affiliates and Associates of such Person, shall become the Beneficial

Owner of 15% or more of the shares of Common Stock of the Company then outstanding by reason of share acquisitions by the Company and shall, after such share acquisitions by the Company, become the Beneficial Owner of any additional shares of Common Stock of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), then such Person shall be deemed to be an “Acquiring Person” unless, upon becoming the Beneficial Owner of such additional shares of Common Stock, such Person, together with all Affiliates and Associates of such Person, does not beneficially own 15% or more of the Common Stock then outstanding;

(ii) if the Board determines that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of the then outstanding Common Stock that would otherwise cause such Person to be an “Acquiring Person” or (B) such Person was aware of the extent of its Beneficial Ownership of Common Stock but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement), and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be or to have become an “Acquiring Person” for any purposes of this Agreement as a result of such inadvertent acquisition unless and until such Person shall again become an “Acquiring Person”;

(iii) if, as of the date hereof or prior to the first public announcement of the adoption of this Agreement, any Person is or becomes the Beneficial Owner of 15% or more of the shares of Common Stock outstanding, such Person shall not be deemed to be or to become an “Acquiring Person” unless and until such time as such Person shall, after the first public announcement of the adoption of this Agreement, become the Beneficial Owner of additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), unless upon becoming the Beneficial Owner of such additional shares of Common Stock, such Person is not then the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding; and

(iv) no Person shall become an “Acquiring Person” solely as a result of any unilateral grant of any security by the Company, or through the exercise of any options, warrants, rights or similar interests (including restricted stock) granted by the Company to its directors, officers and employees; provided, however, that if a Person, who or which together with all Affiliates and Associates, shall become the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding by reason of a unilateral grant of a security by the Company, or through the exercise of any options, warrants, rights or similar interests (including restricted stock) granted by the Company to its directors, officers and employees, such Person shall nevertheless be deemed to be an “Acquiring Person” if, subject to Section 1(a)(ii), such Person, together with all Affiliates and Associates, thereafter becomes the Beneficial Owner of any additional shares of Common Stock (unless upon becoming the Beneficial Owner of additional shares of Common Stock, such Person, together with all Affiliates and Associates, does not beneficially own 15% or more of the Common Stock then outstanding), except as a result of (y) a dividend or distribution paid or made by the Company on the outstanding Common Stock or a split or subdivision of the outstanding Common Stock;

or (z) the unilateral grant of a security by the Company, or through the exercise of any options, warrants, rights or similar interest (including restricted stock) granted by the Company to its directors, officers and employees.

2. No Other Amendments; Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto shall remain in full force and effect in all respects without any modification (it being understood that upon the expiration of the Rights in accordance with the terms of the Rights Agreement, as amended hereby, the Rights Agreement shall be terminated and of no further force or effect whatsoever without any further action on the part of the Company or the Rights Agent). This Amendment shall be deemed an amendment to the Rights Agreement and shall become effective on the Effective Date. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment shall govern.

3. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

5. Descriptive Headings. Descriptive headings in this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

6. Further Assurances. Each of the parties to this Amendment shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Amendment, the Rights Agreement and the transactions contemplated hereunder and thereunder.

7. Governing Law. This Amendment shall be deemed a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed, all as of the Effective Date.

BREEZE-EASTERN CORPORATION

/s/ Mark D. Mishler
Mark D. Mishler
Senior Vice- President, Chief Financial Officer, and Treasurer

COMPUTERSHARE TRUST COMPANY, N.A. as Rights Agent

/s/ Dennis Moccia
Dennis Moccia
Manager, Contract Administration